EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2018 Third Quarter Results

STAMFORD, Conn., Aug. 01, 2018 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for the fiscal 2018 third quarter and nine months ended June 30, 2018.

Three Months Ended June 30, 2018 Compared to the Three Months Ended June 30, 2017
For the fiscal 2018 third quarter, Star reported a 45.0 percent increase in revenue to $327.4 million compared to $225.8 million in the prior-year period, largely due to a 34.3 percent increase in wholesale per-gallon product costs and a 33.0 percent higher total volume sold.

The volume of home heating oil and propane sold during the fiscal 2018 third quarter increased by 14.0 million gallons, or 34.4 percent, to 54.5 million gallons, as the impact of colder temperatures and acquisitions was only partially offset by net customer attrition and other factors. Temperatures in Star's geographic areas of operation for the fiscal 2018 third quarter were 23.3 percent colder than during the fiscal 2017 third quarter and 1.2 percent colder than normal, as reported by the National Oceanic and Atmospheric Administration.

The Company’s net loss declined by $5.3 million, or 40.0 percent, to $8.0 million largely due to a favorable change in the fair value of derivative instruments.

Adjusted EBITDA loss decreased by $0.9 million, or 9.4 percent, to $8.4 million in the third quarter of fiscal 2018, as the impact of additional volume sold in the base business was partially offset by higher operating expenses and lower home heating oil and propane per-gallon margins. The impact of acquisitions on Adjusted EBITDA was minimal.

"During the fiscal third quarter, although typically a non-heating period, we experienced 23 percent colder temperatures versus last year – lifting volumes sold and positively impacting overall operating results,” said Steven J. Goldman, Star’s Chief Executive Officer. “At the same time, we continued to actively look at potential acquisition targets and spent approximately $21 million on two transactions that added, in aggregate, nearly 12,000 heating oil and 1,700 motor fuel accounts to our existing footprint in Pennsylvania and New Jersey. In addition, just after the end of the quarter, we completed the refinancing of our credit facility, which we expect to provide Star with adequate resources and liquidity for the next five years. As we approach the end of fiscal 2018, and with higher product prices than we’ve seen in several years, we are positioning the Company – both strategically and financially – for continued sound performance in the quarters to come.”

Nine Months Ended June 30, 2018 Compared to the Nine Months Ended June 30, 2017
Star reported a 26.8 percent increase in revenue to $1.4 billion for the nine months ended June 30, 2018 versus $1.1 billion in the prior-year period, due to 22.0 percent higher wholesale per-gallon product costs and a 15.1 percent increase in total volume sold. Home heating oil and propane volume sold during the first nine months of fiscal 2018 increased by 43.7 million gallons, or 14.9 percent, to 338.0 million gallons, as the additional sales provided by colder temperatures and acquisitions more than offset the impact from net customer attrition in the base business for the twelve months ended June 30, 2018. Temperatures in Star's geographic areas of operation for the first nine months of fiscal 2018 were 9.0 percent colder than the prior-year's comparable period but 4.7 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Net income increased by $32.3 million, or 72.4 percent, to $77.0 million due to a $13.6 million increase in Adjusted EBITDA, as discussed below, a favorable change in the fair value of derivative instruments of $14.3 million, and a decrease in the Company’s effective tax rate from 41.5 percent to 23.1 percent.

Adjusted EBITDA increased by $13.6 million, or 12.4 percent, to $123.8 million. The increase in Adjusted EBITDA was primarily the result of the additional volume sold in the base business (due largely to the impact of colder temperatures), slightly higher home heating oil and propane margins, and the additional Adjusted EBITDA provided by acquisitions of $4.0 million, all of which more than offset higher operating costs in the base business and a $1.9 million charge related to the Company’s weather hedge contract, reflecting colder-than-normal temperatures (as defined by the aforementioned contract). The extremely cold weather conditions experienced in late December 2017 and early January 2018 not only increased the demand for service calls but also drove higher direct delivery expense as well as many other branch expenses. Certain December and January deliveries were made at premium labor rates, and the unusual weather conditions necessitated increased staffing levels for delivery and office personnel to handle the tremendous influx of customer inquiries. In addition to these costs and normal increases in salaries, benefits, and other items, delivery and branch expenses were also higher due to an increase in fixed costs, an increase in insurance expense and, reflecting the increase in sales, greater credit card usage and higher bad debt expense.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time on August 2, 2018. The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 877-327-7688 (or 412-317-5112 for international callers).

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2017. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2018	2017
(in thousands)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,423	$52,458
Receivables, net of allowance of $9,366 and $5,540, respectively	182,573	96,603
Inventories	48,093	59,596
Fair asset value of derivative instruments	11,906	5,932
Prepaid expenses and other current assets	29,256	26,652
Total current assets	281,251	241,241
Property and equipment, net	85,746	79,673
Goodwill	228,331	225,915
Intangibles, net	100,859	105,218
Restricted cash	250	250
Captive insurance collateral	45,195	11,777
Deferred charges and other assets, net	10,397	9,843
Total assets	$752,029	$673,917
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$31,469	$26,739
Revolving credit facility borrowings	7,800	-
Fair liability value of derivative instruments	-	289
Current maturities of long-term debt	7,500	10,000
Accrued expenses and other current liabilities	119,815	108,449
Unearned service contract revenue	58,355	60,133
Customer credit balances	31,111	66,723
Total current liabilities	256,050	272,333
Long-term debt	94,612	65,717
Deferred tax liabilities, net	35,961	6,140
Other long-term liabilities	24,047	23,659
Partners’ capital
Common unitholders	361,094	325,762
General partner	(983)	(929)
Accumulated other comprehensive loss, net of taxes	(18,752)	(18,765)
Total partners’ capital	341,359	306,068
Total liabilities and partners’ capital	$752,029	$673,917

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except per unit data - unaudited)	2018	2017	2018	2017
Sales:
Product	$256,447	$158,531	$1,246,143	$950,307
Installations and services	70,907	67,270	202,076	191,664
Total sales	327,354	225,801	1,448,219	1,141,971
Cost and expenses:
Cost of product	186,207	104,268	832,280	592,802
Cost of installations and services	61,770	58,224	195,984	183,137
(Increase) decrease in the fair value of derivative instruments	(7,515)	3,135	(7,306)	7,026
Delivery and branch expenses	83,312	67,640	281,121	240,987
Depreciation and amortization expenses	7,941	7,418	23,385	20,705
General and administrative expenses	5,894	6,235	18,766	18,144
Finance charge income	(1,438)	(1,308)	(3,733)	(3,288)
Operating income (loss)	(8,817)	(19,811)	107,722	82,458
Interest expense, net	(2,186)	(1,619)	(6,656)	(5,118)
Amortization of debt issuance costs	(418)	(336)	(1,034)	(972)
Income (loss) before income taxes	(11,421)	(21,766)	100,032	76,368
Income tax expense (benefit)	(3,416)	(8,434)	23,077	31,721
Net income (loss)	$(8,005)	$(13,332)	$76,955	$44,647
General Partner’s interest in net income (loss)	(49)	(79)	445	259
Limited Partners’ interest in net income (loss)	$(7,956)	$(13,253)	$76,510	$44,388

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$(0.15)	$(0.24)	$1.39	$0.79
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	-	-	0.21	0.09
Limited Partner’s interest in net income (loss) under FASB ASC 260-10-45-60	$(0.15)	$(0.24)	$1.18	$0.70

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	53,938	55,888	55,157	55,888

SUPPLEMENTAL INFORMATION

STAR GROUP, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended June 30,
(in thousands)	2018	2017
Net loss	$(8,005)	$(13,332)
Plus:
Income tax benefit	(3,416)	(8,434)
Amortization of debt issuance cost	418	336
Interest expense, net	2,186	1,619
Depreciation and amortization	7,941	7,418
EBITDA	(876)	(12,393)
(Increase) / decrease in the fair value of derivative instruments	(7,515)	3,135
Adjusted EBITDA loss	(8,391)	(9,258)
Add / (subtract)
Income tax benefit	3,416	8,434
Interest expense, net	(2,186)	(1,619)
Provision for losses on accounts receivable	2,222	736
Decrease in accounts receivables	84,026	71,107
Decrease in inventories	12,498	3,119
Increase in customer credit balances	5,681	8,116
Change in deferred taxes	2,387	(2,670)
Change in other operating assets and liabilities	(9,359)	(18,879)
Net cash provided by operating activities	$90,294	$59,086
Net cash used in investing activities	$(23,242)	$(8,376)
Net cash used in financing activities	$(93,058)	$(8,967)

Home heating oil and propane gallons sold	54,500	40,500
Other petroleum products	36,000	27,500
Total all products	90,500	68,000

SUPPLEMENTAL INFORMATION

STAR GROUP, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Nine Months Ended June 30,
(in thousands)	2018	2017
Net income	$76,955	$44,647
Plus:
Income tax expense	23,077	31,721
Amortization of debt issuance cost	1,034	972
Interest expense, net	6,656	5,118
Depreciation and amortization	23,385	20,705
EBITDA	131,107	103,163
(Increase) / decrease in the fair value of derivative instruments	(7,306)	7,026
Adjusted EBITDA	123,801	110,189
Add / (subtract)
Income tax expense	(23,077)	(31,721)
Interest expense, net	(6,656)	(5,118)
Provision for losses on accounts receivable	5,687	2,261
Increase in accounts receivables	(86,504)	(40,524)
Decrease in inventories	12,390	3,761
Decrease in customer credit balances	(36,503)	(45,757)
Change in deferred taxes	29,641	4,451
Change in other operating assets and liabilities	11,240	25,668
Net cash provided by operating activities	$30,019	$23,210
Net cash used in investing activities	$(64,459)	$(35,219)
Net cash used in financing activities	$(8,595)	$(32,355)

Home heating oil and propane gallons sold	338,000	294,300
Other petroleum products	96,800	83,400
Total all products	434,800	377,700

CONTACT:
Star Group, L.P.
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com